CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 72 to Registration Statement No. 333-29511 on Form N-1A of our report dated December 19, 2018, relating to the financial statements and financial highlights of the Madison Funds for the periods indicated in the table below, appearing in the Annual Report on Form N-CSR of Madison Funds for the period ended October 31, 2018, and to the references to us under the heading Financial Highlights in the Prospectus and Independent Registered Public Accounting Firm in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
February 26, 2019